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                                                                      Exhibit 99


PRESS RELEASE:

         The Board of Directors of IBT Bancorp, Inc., Mount Pleasant, Michigan declared a $0.33 per share cash dividend to shareholders of record on December 1, 2005 payable December 31, 2005. The Board of Directors also declared a 10% Stock Dividend to shareholders of record on January 1, 2006, payable on February 15, 2006.

         IBT Bancorp, Inc., a mid-Michigan financial holding company, is the parent company of Isabella Bank and Trust, Farmers State Bank of Breckenridge and IBT Title and Insurance Agency. The Corporation's banks, trust operations and brokerage operations have over $1.2 billion in assets under management. As of December 16, 2005, the Corporation's Common Stock has a market value of $44.00 per share.